Exhibit 10.23

Bank Account 0202 00632294 (only for internal bank purposes)

Credit Agreement Swiss GOV Loan PLUS	UBS Switzerland AG Postfach [PO Box] 1509 8610 Uster Tel. +41-44-237 40 58 ubs.com

1.	Borrower

HOCOMA AG

Industriestrasse 4 B

8604 Volketswil

(hereinafter referred to as “Borrower”)

2.	Lender

UBS Switzerland AG

Poststrasse 10

8610 Uster

(hereinafter referred to as “UBS”)

3.	Credit Amount

UBS grants the Borrower a credit limit of maximum CHF 2,760,000.The credit limit consists of an 85% portion covered by a guarantee cooperative (“federal portion”) and a 15% portion whose risk is borne by UBS (“UBS portion”).

4.	Purpose of Financing

The loan may only be used in order to secure the Borrower’s ongoing liquidity needs.

5.	Possible Utilizations

Within the scope of the provisions of this credit agreement, the following forms of utilization in CHF are possible:

■	Current account basis (via a COVID-19 current account).
■	UBS fixed advances with terms of 1 to a maximum of 3 months.

UBS is entitled to unilaterally change the forms of utilization at any time and/or to no longer offer certain forms of utilization. If circumstances change, UBS may refuse to allow the Borrower to use the credit limit without terminating the credit agreement.

6.	Conditions

6.1	UBS Current Accounts

An interest rate of 0.5% p.a. is currently applied when using the federal portion. This interest rate is set annually by the federal government after consultation with the banks.

An individual interest rate applies to the UBS share. UBS is entitled to adjust the interest rate on the UBS share at any time with immediate effect. The applicable interest rate shall be communicated to the Borrower upon request.

The interest rate charged is calculated from 85% of the interest rate on the federal portion and 15% of the interest rate on the UBS portion. The current interest rate shall be communicated to the Borrower upon request.

The account is settled quarterly with interest at the end of each calendar quarter.

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Bank Account 0202 00632294 (only for internal bank purposes)

6.2	UBS Fixed Advances

For terms up to and including 3 months, the principal and interest are billed once upon expiry.

An interest rate of 0.5% p.a. is currently applied when using the federal portion. This interest rate is set annually by the federal government after consultation with the banks.

An individual interest rate applies to the UBS share. It is calculated from a base interest rate plus a margin. The base interest rate is governed by the Euro market conditions for the corresponding term in CHF, plus the UBS margin (subject to customary market regulations in the event of market disruptions) for the corresponding term.

UBS is entitled to adjust the interest rate on the UBS share at any time with immediate effect.

The interest rate charged is calculated from 85% of the interest rate on the federal portion and 15% of the interest rate on the UBS portion.

The interest rate is determined five banking days before use or renewal for the relevant term. The instructions for the start or renewal of the loan must be received by UBS no fewer than five banking days before utilization or renewal. If such instructions are not received, advance payments due shall be charged to the relevant current account.

6.3	Interest Calculation

The interest calculation is based on the act/360 standard practice, i.e. the effective number of days per month in a 360-day year.

For the avoidance of doubt, it is clarified that the base interest rate used in order to calculate the loan interest rate may never be less than zero.

7.	Limit Reduction / Amortization

The credit limit shall be reduced quarterly by CHF 172,500 on March 31, June 30, September 30, and December 31, respectively, and for the first time on March 31, 2021. If the credit limit is utilized in excess of the credit limit available as of the relevant date, the Borrower shall be obliged to amortize it accordingly.

8.	Maturity of Interest and Amortizations / Debits

The interest and amortizations are due for payment on the agreed maturity date and shall be debited from the agreed account, including on Saturdays, Sundays, and nationally recognized holidays.

9.	Securities

UBS shall be liable for the security listed below with respect to the federal portion for all claims, including annual interest:

1) Guarantee Contract COVID-19 Loan PLUS

10.	Term

Term until further notice, however maximum until October 31, 2024.

11.	Ability to Terminate

11.1	Ordinary Termination

The Borrower is entitled to terminate this credit agreement at any time at the end of an interest period, observing a notice period of 5 banking days.

The unused portion of the credit limit shall be irrevocably reduced immediately upon termination and shall no longer be available.

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Bank Account 0202 00632294 (only for internal bank purposes)

If the credit limit has been used up, the outstanding utilizations thereof shall be due for repayment as follows:

■	UBS Current Account

5 banking days after termination

■	UBS Fixed Advance

upon expiry of the agreed term

11.2	Extraordinary Termination

UBS is entitled to terminate the credit agreement at any time with immediate effect and to make all claims including accrued interest, costs, fees, etc., regardless of the terms of the loans granted, due and to demand payment thereof, observing a notice period of 5 banking days, as well as to refuse other utilizations, if one of the following extraordinary grounds for termination occurs:

1)	the Borrower is in default with the payment of any amount due under this credit agreement.

2)	a restructuring obligation is imposed upon the Borrower by an official order (particularly in the field of environmental protection), which, in the judgment of UBS, could have a material impact on its financial performance.

3)	the ownership/control circumstances of the Borrower change to a significant extent, in the judgment of UBS.

4)	the Borrower changes its legal or economic structure, for example through liquidation, sale of a significant portion of the assets, change of corporate purpose or business activity, merger, or restructuring, if, in the judgment of UBS, the relevant event could have a material impact on its financial capacity.

5)	In connection with the Borrower, a request is made to open a bankruptcy proceeding, or postponement of a bankruptcy proceeding or the like (e.g. liquidation, restructuring, or termination of business activities) and/or a judicial or extrajudicial moratorium is requested and/or, in application of Article 42 of the SchKG [Gesetz über Schuldbetreibung und Konkurs (Law on Debt Enforcement and Bankruptcy)] a seizure enforcement action is initiated.

6)	the Borrower has stopped making payments or is clearly insolvent.

7)	the Borrower is in default with the fulfillment of debt obligations (including contingent liabilities and financing leases) to a creditor, regardless of the reason for the default and regardless of whether the creditor of the obligations in question has exercised its rights or not.

8)	the Borrower violates other obligations arising under this credit agreement or one of the self-declarations made by the Borrower is found to be untrue.

In addition, UBS is entitled to terminate this credit agreement at any time for regulatory or statutory reasons (e.g. violation of the Money Laundering Act) observing a notice period of 5 banking days, and to refuse further utilizations.

12.	Compensation in the Event of Extraordinary Termination

In the event of an extraordinary termination by UBS, the Borrower must compensate UBS for all disadvantages and/or costs incurred by UBS as a result. In the case of utilizations with a fixed interest rate, this includes namely the difference between the agreed interest rate and the interest rate achievable at the time of early repayment for an investment on the cash market or capital market with the corresponding remaining term until the end of the fixed interest rate commitment. Additional compensation remains reserved.

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13.	Warranties

By signing this credit agreement, the Borrower confirms to the benefit of the bank, the solidarity guarantor, and the Swiss Confederation that all assurances contained in the loan application submitted by the Borrower have been met. In particular, the Borrower confirms that:

1)	it was founded before March 1, 2020.

2)	it was not in a state of bankruptcy or undergoing estate proceedings or in liquidation at the time of submission of the application (loan application).

3)	it is significantly affected economically due to the COVID-19 pandemic, in particular with regard to its sales.

4)	it has not already received liquidity protection based on the emergency regulations in the fields of sport or culture at the time of submission of the application.

5)	the loan to be guaranteed does not serve the Borrower to make new investments in fixed assets that are not replacement investments.

6)	it has not otherwise applied for a loan in accordance with the COVID-19 Solidarity Guarantee Regulation.

7)	it has the UID number CHE-108.539.510.

8)	it has confirmed to UBS as part of its self-declaration that (i) its sales revenue (individual financial statements, not group analysis) did not exceed the amount of CHF 500 million; (ii) the loan amounts to a maximum of 10 percent of its sales revenue (individual financial statements, not a group analysis) according to the definitive annual financial statements for 2019, or if the definitive annual financial statements for 2019 are not yet available, according to the provisional version of the annual financial statements for 2019 or the final version of the annual financial statements for 2018.

9)	it has submitted all self-declarations required in connection with the loan application for COVID-19 LOAN PLUS and these declarations are accurate.

In addition, by signing this credit agreement and implicitly with each new claim under this credit agreement, the Borrower repeats and confirms that it has complied with the positive and negative duties in accordance with the following sections 14 and 15 of this credit agreement.

14.	Positive Duties

The Borrower undertakes and ensures that it itself:

1)	shall process payment transactions largely via UBS in order to facilitate credit monitoring.

2)	shall comply with all laws, regulations, and official requirements applicable to it, the violation of which may have an adverse effect on the Borrower’s business or financial situation.

15.	Negative Duties

The Borrower undertakes and ensures that throughout the entire duration of the credit relationship, it:

1)	shall not provide any security of any kind (including contingent liabilities, financing leasing).

2)	shall not take out any additional loans from third parties for the entire duration of the loan relationship.

3)	shall not give priority/preference to any claim from a third party over claims from UBS arising from or in connection with this credit agreement (Pari Passu).

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4)	shall not grant any loans of any kind (including current accounts) or repay group loans, except for the granting of active loans and the repayment of loans to other Swiss group companies, in particular parent companies, which serve exclusively and are necessary so that other Swiss group company can fulfill its preexisting interest payment obligations and, from January 1, 2021, can meet its preexisting ordinary amortization obligations towards UBS.

5)	shall not refinance any private and shareholder loans (including current accounts).

6)	shall not provide equity capital of any kind.

7)	shall not enter into joint ventures, mergers, or acquisitions.

8)	shall not transfer any loans, etc. secured by means of a solidarity guarantee in accordance with the Federal Ordinance on the Granting of Loans and Solidarity Guarantees Due to Coronavirus of March 25, 2020, to a group company that is directly or indirectly affiliated with it and which is not based in Switzerland, and shall not transfer funds from the use of the loan to one of these group companies.

9)	shall not distribute dividends or royalties or refund capital contributions.

10)	shall not make any new investments in fixed assets from or under this credit limit that are not replacement investments.

16.	Duties of Notification

The Borrower undertakes to provide UBS with the following information for the entire duration of the credit relationship:

1)	a copy of the balance sheet, income statement and, if required by law, an audit report meeting the legal requirements annually no later than four months after the end of the fiscal year (individually and consolidated).

If circumstances change, UBS reserves the right to request an audit report or to impose stricter requirements on the audit report.

2)	a copy of the budget including the investment budget no later than 30 calendar days before the start of the relevant fiscal year.

UBS shall treat this information confidentially.

The Borrower undertakes to inform UBS immediately of any significant changes throughout the entire duration of the credit relationship, particularly if circumstances become apparent or occur that could constitute grounds for extraordinary termination.

17. Conditions of Credit Release

The credit can first be claimed when all of the documents listed below have been legally signed and submitted to UBS and the agreed securities (legally ordered) have been handed over to UBS:

■	a copy of this credit agreement
■	solidarity guarantee from the guarantee cooperative

If all documents and/or securities are not submitted to UBS in a legally valid form within one month of the issue date of this credit agreement, UBS shall be entitled to withdraw from this credit agreement without providing a grace period.

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18.	Remaining Provisions

18.1	General Terms and Conditions and Disclosure of Customer Data

The “General Terms and Conditions” of UBS and the document “Disclosure of Customer Data” form an integral part of this credit agreement.

18.2	Order of Utilization

If UBS is liable for multiple securities, UBS shall decide at its own discretion the extent and order of their utilization and the allocation of the proceeds of utilization to the individual purposes in the event of a claim on the securities.

19.	Transferability of Credit and Waiver of Bank-Customer Confidentiality

UBS may offer its rights arising from the credit relationship, including any securities for which it is liable, such as promissory notes and/or other securities, to be transferred in whole or in part to third parties at home and abroad as well as to the Swiss National Bank (SNB), or it may transfer them to third parties at home and abroad. UBS intends to make use of this right and to assign the claim arising from the credit relationship to the SNB for refinancing purposes. Until notification to the contrary, the transferred claims shall continue to be managed by UBS, i.e. any payments must be made to UBS as usual until notification to the contrary.

The Borrower hereby releases the guarantee cooperatives, UBS, the Swiss National Bank, and the responsible federal, cantonal, and municipal offices from the confidentiality regulations, in particular bank-customer secrecy, tax secrecy, and official secrecy, until the guaranteed loan amount has been repaid in full. The Borrower hereby consents to the exchange of data between the guarantee cooperatives, UBS, the Swiss National Bank, and the relevant federal, cantonal, and municipal offices as well as the representatives of the aforementioned until the guaranteed loan amount has been repaid in full.

The Borrower authorizes the responsible guarantee associations to independently obtain all desired information and documents from UBS, authorities, banks, accounting/fiduciary/auditing offices, and third parties.

UBS may make the information and data relating to the credit relationship accessible to all third parties involved in the transfer, including any rating agencies, at any time and is released from bank-customer confidentiality in this regard. If such third parties are not subject to Swiss bank-customer confidentiality, a transfer shall only occur if these parties undertake to maintain secrecy.

Each acquirer is entitled to transfer the acquired claims and other rights if the next acquirer in turn undertakes to maintain secrecy.

A transfer of promissory notes and/or other securities liable for the credit relationship may only take place if, at the same time, the claims arising from the credit relationship are transferred in whole or in part, or it is otherwise ensured that the security provider may also raise any objections that exist against the respective claim holder against the purchaser of the promissory note and/or other securities, and the security provider may demand return of the promissory note and/or other securities liable for the credit relationship after all secured claims have been paid off in full.

UBS (as well as any acquirer following a transfer according to this provision) may transfer, together with the transferred rights, a limit obligation agreed in the credit relationship and/or other obligations arising from the loan relationship to the acquirer without further consent of the Borrower.

The party assuming these obligations must be either a company affiliated with UBS or a Swiss or foreign financial institution (bank, insurance company, etc.). To the extent that UBS transfers the obligation, it is itself released from it. In accordance with this provision, UBS may also transfer the entire loan relationship to such an acquirer (contract transfer). Any acquirer may transfer the entire credit relationship to any subsequent acquirer.

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20.	Waiver of Offsetting

The Borrower waives its right to repay its obligations by way of offsetting any claims it may have against UBS and/or any acquirer of the rights arising from this credit relationship, even if its offset claim against UBS or the acquirer is irrecoverable due to insolvency or excessive indebtedness.

21.	Applicable Law and Jurisdiction

This credit agreement is subject to Swiss substantive law.

The exclusive place of jurisdiction for all proceedings shall be Zurich or the site of the account-keeping office.

This is also the place of performance and the place of debt enforcement for the Borrower, if domiciled abroad.

Mandatory statutory jurisdictions remain reserved.

22.	Number of copies

This agreement has been executed in two original copies.

Lender	UBS Switzerland AG

Uster, May 19, 2020	[signature]	[signature]
Place / Date	Yolanda Barbara Meier	Thomas Bütler

(Valid for UBS Switzerland AG with facsimile signatures)

Agreed

Borrower	HOCOMA AG

[hw:] Volketswil [stamp:] 28 MAY 2020	[signature]	[signature]
Place / Date	Signature(s)	[signature]

Only for internal bank purposes	Signature(s) checked/signed in my presence
	Org. ref.	Initials

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